EXHIBIT 99

PRESS RELEASE DATED February 1, 2011

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2010 FOURTH QUARTER AND YEAR END RESULTS

Bemis Achieves Record Annual GAAP Diluted Earnings Per Share of $1.83

and Record Annual Non-GAAP Diluted Earnings Per Share of $2.12.

NEENAH, WISCONSIN, February 1, 2011 — Bemis Company, Inc. (NYSE-BMS) today reported its 2010 fourth quarter and year end results:

Highlights of the full year 2010:

•                  Diluted earnings per share, as adjusted, increased by 14 percent to a record $2.12, in line with management’s guidance of $2.10 to $2.15.

•                  Record annual net sales of $4.84 billion reflected healthy total company organic sales growth of about 7 percent and acquisition related growth of about 31 percent.

•                  Integration of Food Americas, acquired on March 1, 2010, was successfully completed, including the required divestiture of certain assets that was completed in July of 2010.

•                  Cash flow from operations totaled $368.0 million.

•                  Capital expenditures for 2010 totaled $113.2 million, in line with management’s guidance of approximately $115 million.

Highlights of the fourth quarter 2010:

•                  Record fourth quarter net sales of $1.25 billion reflected total company organic sales growth of about 4 percent and acquisition related growth of about 34 percent.

•                  Adjusted diluted earnings per share for the quarter increased 9 percent to $0.49 per share.

•                  Cash flow from operations totaled $119.0 million.

•                  Capital expenditures for the fourth quarter totaled $48.5 million.

Commenting on the results, Henry Theisen, Bemis Company’s President and Chief Executive Officer, stated, “2010 was a great year of accomplishments for Bemis Company.  For the second consecutive year, we delivered double-digit growth in adjusted earnings per share.  We have also enjoyed increased sales of our unique, value-added flexible packaging film structures in each of the last two years, in line with our customers’ new product initiatives.  We successfully integrated the largest acquisition in our history, and reported strong cash flows from operations.  Our business teams are using our now larger technology platform to expand our customer relationships and commercialize new product opportunities.  We also continue to use increased production efficiencies and disciplined cost management to drive improvements in profitability, operating cash flow, and returns on invested capital.”

CONSOLIDATED RESULTS

Full Year 2010

For the full year 2010, net sales were $4.84 billion, an increase of 37.6 percent compared to net sales of $3.51 billion in 2009.  Management estimates that acquisitions contributed approximately 31 percent to net sales growth.  The remaining organic sales growth included a 1.8 percent increase from currency effects.

Diluted earnings per share for the full year 2010 were $1.83, an increase of 32.6 percent from $1.38 per share reported in 2009.  Diluted earnings per share from continuing operations, as adjusted, would have been $2.12 in 2010, an increase of 14.0 percent compared to $1.86 per share in 2009.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)

Fourth Quarter 2010

Net sales of $1.25 billion for the fourth quarter of 2010 represented a 37.8 percent increase from $905.9 million for the same period of 2009.  Management estimates that acquisitions increased net sales by approximately 34 percent.  The impact of currency translation was insignificant to the remaining organic sales growth for the fourth quarter.

Quarterly diluted earnings per share were $0.48 for the fourth quarter ended December 31, 2010, compared to $0.23 per share for the fourth quarter of 2009.  Diluted earnings per share, as adjusted, would have been $0.49 for the fourth quarter of 2010 compared to $0.45 per share for the fourth quarter of 2009.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)

FLEXIBLE PACKAGING BUSINESS SEGMENT

Full Year 2010

For the total year 2010, flexible packaging net sales of $4.27 billion represented a 43.2 percent increase compared to 2009.  Acquisitions increased net sales by an estimated 36.4 percent, and currency effects accounted for a sales increase of 2.4 percent.  The remaining 4.4 percent increase in net sales was driven by higher sales across many market categories.

Operating profit increased to $474.9 million, or 11.1 percent of net sales, in 2010, compared to $385.3 million, or 12.9 percent of net sales, in 2009.  Excluding the effect of special charges, operating profit would have been $494.9 million, or 11.6 percent of net sales, for 2010, compared to $388.8, or 13.0 percent of net sales, for 2009.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The net effect of currency translation increased operating profit in 2010 by $6.5 million compared to 2009.  The decrease in operating profit as a percentage of net sales in 2010 reflects the impact of generally lower operating margins from the acquired business, partially offset by increased sales of value-added products.  Operating margins in 2009 also benefited from decreasing input costs during the first half of that year.

Fourth Quarter 2010

Our flexible packaging business segment net sales increased 44.3 percent to $1.11 billion for the fourth quarter of 2010 compared to the same period of 2009.  Bemis estimates that acquisitions increased net sales by an estimated 39.7 percent during the quarter.  The effect of currency was not significant to the net sales of the fourth quarter.  The remaining 4.6 percent growth in net sales reflects increased sales of value-added packaging in market categories that include meat and cheese, dry foods, and specialty foods.

Flexible packaging operating profit for the fourth quarter of 2010 was $120.6 million, or 10.8 percent of net sales, compared to $85.6 million, or 11.1 percent of net sales, for the same period of 2009.  Excluding the effect of special charges, flexible packaging operating profit, as adjusted, would have been $120.8 million, or 10.9 percent of net sales, compared to $90.7 million, or 11.8 percent of net sales, for the same period of 2009.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The effect of currency translation was not significant to the results of the quarter.  The decrease in operating profit as a percentage of net sales reflects the generally lower operating margins of the Food Americas operations acquired in March 2010, partially offset by increased sales of value-added product.

Commenting on the results of the segment, Theisen said, “Our flexible packaging segment reported solid organic sales growth in 2010, driven by unit volume increases and sales mix improvements in a number of market categories.  Our integration teams have worked diligently to facilitate a seamless transition of the Food Americas business into our operations with minimal disruption to customers, employees, and manufacturing processes.  With the integration largely completed, we expect to benefit from continuous improvement activities across all facilities as we move forward.  Our technical teams are integrating the proprietary processes and material science expertise of our now larger organization and expect to accelerate new product development going forward.  All of these enhancements will promote improved customer service, product innovation, and operating performance in the years to come.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

Full Year 2010

For the total year 2010, net sales of pressure sensitive materials were $562.6 million, a 5.9 percent increase from net sales in 2009.  Currency effects accounted for a net sales decline of 1.6 percent.  Operating profit was $33.0 million or 5.9 percent of net sales in 2010.  This compares to operating profit of $13.6 million or 2.6 percent of net sales in 2009.  The net effect of currency translation decreased operating profit in 2009 by $0.7 million.  Higher net sales and operating profit in 2010 reflect substantially improved unit sales volumes in 2010, combined with disciplined cost management.

Fourth Quarter 2010

Pressure sensitive materials net sales increased 1.2 percent to $137.0 million for the fourth quarter of 2010 compared to the same period of 2009.  Currency effects reduced net sales by 2.5 percent compared to the fourth quarter of 2009.  Pressure sensitive materials operating profit for the fourth quarter of 2010 was $7.2 million, or 5.3 percent of net sales, compared to operating profit of $7.1 million, or 5.2 percent of net sales, for the same period of 2009.  Currency translation reduced operating profit in the fourth quarter of 2010 by $0.3 million compared to the same quarter of 2009.

OTHER OPERATING (INCOME) EXPENSE, NET

For the total year 2010, other operating income and expense included $15.9 million of fiscal incentive income compared to $16.6 million for the year ended December 31, 2009.  Fiscal government incentives are associated with certain Brazilian operations and are included in flexible packaging segment operating profit. Other operating income and expense for the year ended December 31, 2010 also included $15.6 million of special charges including acquisition related expenses, compared to $44.8 million of such charges in 2009.

For the fourth quarter of 2010, other operating income and expense included $4.5 million of fiscal incentive income, an increase of $0.3 million compared to the fourth quarter of 2009.  Other operating income and expense during the fourth quarter of 2010 also included $0.9 million of Food Americas integration costs, compared to $15.1 million of fees associated with the Food Americas acquisition during the fourth quarter of 2009.

CASH FLOW

Full Year 2010

For the total year 2010, cash provided by operating activities was $368.0 million compared to $475.8 million for 2009.  The decrease in cash flow from operations for the total year is largely driven by an increase in working capital during 2010.  For the total year 2010, Bemis used its strong cash flow from operations to fund $101.9 million in common stock dividends; $113.2 million of capital expenditures; $45.8 million of share repurchases; and to reduce the debt which funded the 2010 Food Americas acquisition.

Fourth Quarter 2010

Cash provided by operating activities was $119.0 million for the fourth quarter of 2010, an increase of $39.0 million compared to the fourth quarter of 2009.  In addition to funding dividends, capital expenditures, and debt reduction during the quarter, Bemis repurchased about 531,000 shares of common stock for a total cost of $16.5 million.

2011 EARNINGS OUTLOOK

Management expects diluted earnings per share for the first quarter of 2011 to be in the range of $0.50 to $0.55.  For the full year 2011, management expects diluted earnings per share to be in a range of $2.33 to $2.48 per share.  Guidance for 2011 includes an increase in pension expense of approximately $10 million and an effective income tax rate of 36.5 percent.  In addition, while management continues to pursue a tender offer for the outstanding preferred shares of Bemis’ Brazilian subsidiary, the purchase of those shares is not reflected in the guidance.  In 2011, management expects capital expenditures to be approximately $150 million and depreciation and amortization expense to be approximately $215 million.

“We expect to continue to deliver double-digit earnings per share growth in 2011,” noted Theisen.  “This is in spite of the modest pressure on 2011 operating margins that we expect from higher pension expense and increasing raw material costs.  We are excited about the sales and margin growth opportunities that we anticipate in the coming year, and we will continue to focus our talent and capital resources in those important growth areas.”

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2009.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter and full year 2010 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2010 net sales of $4.84 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs nearly 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$1,248,757	$905,884	$4,835,042	$3,514,586

Costs and expenses:
Cost of products sold	1,017,630	728,237	3,945,498	2,814,412
Selling, general, and administrative expenses	121,670	97,639	455,440	370,926
Research and development	9,492	5,930	34,338	24,342
Other operating (income) expense, net	(4,315)	9,795	(1,064)	24,683
Interest expense	18,466	16,773	73,488	42,052
Other non-operating (income) expense, net	742	4,281	58	(2,139)

Income from continuing operations before income taxes	85,072	43,229	327,284	240,310

Provision for income taxes	30,400	16,200	117,600	87,800

Income from continuing operations	54,672	27,029	209,684	152,510

Income from discontinued operations, net of tax			1,782

Net income	54,672	27,029	211,466	152,510

Less: Net income attributable to noncontrolling interests	1,402	879	6,355	5,289

Net income attributable to Bemis Company, Inc.	$53,270	$26,150	$205,111	$147,221

Amounts attributable to Bemis Company, Inc. :
Income from continuing operations, net of tax	$53,270	$26,150	$203,329	$147,221
Income from discontinued operations, net of tax			1,782
Net income attributable to Bemis Company, Inc.	$53,270	$26,150	$205,111	$147,221

Basic earnings per share:
Income from continuing operations	$0.48	$0.23	$1.83	$1.38
Income from discontinued operations			0.02
Net income attributable to Bemis Company, Inc.	$0.48	$0.23	$1.85	$1.38

Diluted earnings per share:
Income from continuing operations	$0.48	$0.23	$1.83	$1.38
Income from discontinued operations			0.02
Net income attributable to Bemis Company, Inc.	$0.48	$0.23	$1.85	$1.38

Cash dividends paid per share	$0.230	$0.225	$0.920	$0.900

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$60,404	$1,065,687
Accounts receivable, net	637,738	467,988
Inventories, net	673,863	399,067
Prepaid expenses and other current assets	94,914	72,606
Total current assets	1,466,919	2,005,348

Property and equipment, net	1,540,753	1,157,193

Goodwill	1,013,697	646,852
Other intangible assets, net	200,116	85,299
Deferred charges and other assets	64,346	34,013
Total other long-term assets	1,278,159	766,164

TOTAL ASSETS	$4,285,831	$3,928,705

LIABILITIES

Current portion of long-term debt	$2,941	$22,527
Short-term borrowings	6	8,795
Accounts payable	548,042	380,017
Accrued salaries and wages	103,024	89,988
Accrued income and other taxes	21,246	23,528
Total current liabilities	675,259	524,855

Long-term debt, less current portion	1,283,525	1,227,514
Deferred taxes	158,289	134,676
Other liabilities and deferred credits	241,326	189,977

TOTAL LIABILITIES	2,358,399	2,077,022

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (126,627,875 and 125,646,511 shares)	12,663	12,565
Capital in excess of par value	568,035	567,247
Retained earnings	1,751,908	1,649,804
Accumulated other comprehensive income	91,117	72,457
Common stock held in treasury, 18,953,971 and 17,422,771 shares at cost	(544,100)	(498,341)
Total Bemis Company, Inc. shareholders’ equity	1,879,623	1,803,732
Noncontrolling interests	47,809	47,951
TOTAL EQUITY	1,927,432	1,851,683

TOTAL LIABILITIES AND EQUITY	$4,285,831	$3,928,705

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flows from operating activities
Net income	$211,466	$152,510
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209,667	159,274
Excess tax benefit from share-based payment arrangements	(3,921)	(509)
Share-based compensation	18,395	19,020
Deferred income taxes	8,092	4,956
Income of unconsolidated affiliated company	(2,121)	(2,163)
(Gain) loss on sales of property and equipment	721	(1,149)
Changes in working capital, excluding effect of acquisitions	(97,788)	145,819
Net change in deferred charges and credits	23,471	(1,945)

Net cash provided by operating activities	367,982	475,813

Cash flows from investing activities
Additions to property and equipment	(113,208)	(89,154)
Business acquisitions and adjustments, net of cash acquired	(1,195,546)	(30,343)
Proceeds from sales of property and equipment	2,287	10,921
Net proceeds from sale of discontinued operations	75,192

Net cash used in investing activities	(1,231,275)	(108,576)

Cash flows from financing activities
Proceeds from issuance of long-term debt	17,868	823,088
Repayment of long-term debt	(51,601)	(24,154)
Net borrowing (repayment) of commercial paper	63,619	(240,295)
Net borrowing (repayment) of short-term debt	(8,797)	(10,894)
Cash dividends paid to shareholders	(101,884)	(96,595)
Common stock issued		202,809
Common stock purchased for the treasury	(45,759)
Excess tax benefit from share-based payment arrangements	3,921	509
Stock incentive programs and related withholdings	(14,881)	(3,186)

Net cash provided by (used in) financing activities	(137,514)	651,282

Effect of exchange rates on cash and cash equivalents	(4,476)	3,714

Net increase (decrease) in cash and cash equivalents	(1,005,283)	1,022,233

Cash and cash equivalents balance at beginning of year	1,065,687	43,454

Cash and cash equivalents balance at end of period	$60,404	$1,065,687

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Flexible Packaging operating profit	$120.6	$85.6	$474.9	$385.3

Pressure Sensitive Materials operating profit	7.2	7.1	33.0	13.6

General corporate expenses	(24.2)	(32.7)	(107.1)	(116.5)

Interest expense	(18.5)	(16.8)	(73.5)	(42.1)

Income from continuing operations before income taxes	$85.1	$43.2	$327.3	$240.3

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,111.8	$770.5	$4,272.4	$2,983.4

Operating Profit as reported	120.6	85.6	474.9	385.3

Non-GAAP adjustments:
Purchase accounting for inventory and order backlog (1)			15.4
Acquisition related integration costs (2)	0.2		4.6
Severance costs for reductions in workforce				1.4
Gain on sale of land and building				(3.0)
Administrative sales tax assessment		5.1		5.1

Operating Profit as adjusted	$120.8	$90.7	$494.9	$388.8

Operating Profit as a percentage of Net Sales
As Reported	10.8%	11.1%	11.1%	12.9%
As Adjusted	10.9%	11.8%	11.6%	13.0%

Pressure Sensitive Materials
Net Sales	$137.0	$135.4	$562.6	$531.2

Operating Profit as reported	7.2	7.1	33.0	13.6

Non-GAAP adjustments:
Severance costs for reductions in workforce				2.6

Operating Profit as adjusted	$7.2	$7.1	$33.0	$16.2

Operating Profit as a percentage of Net Sales
As Reported	5.3%	5.2%	5.9%	2.6%
As Adjusted	5.3%	5.2%	5.9%	3.0%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share from continuing operations, as reported	$0.48	$0.23	$1.83	$1.38

Non-GAAP adjustments per share, net of taxes:
Purchase accounting for inventory and order backlog (1)			0.09
Acquisition related integration costs (2)	0.01		0.05
Transaction related costs (3)		0.09	0.09	0.20
Financing impact of the Alcan Packaging Food Americas acquisition (4)		0.10	0.06	0.19
Bridge financing fees (5)				0.06
Severance costs for reductions in workforce				0.02
Gain on sale of land and building				(0.02)
Administrative sales tax assessment		0.03		0.03

Diluted earnings per share from continuing operations, as adjusted	$0.49	$0.45	$2.12	$1.86

(1) Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog, both in the Alcan Packaging Food Americas acquisition.

(2) Acquisition related integration costs include severance costs for workforce reductions and equipment relocation costs.

(3) Transaction related costs are related primarily to our acquisition of Alcan Food Packaging Americas. These costs consist of legal, accounting, and other professional fees.

(4) Impact from the July 2009 financing of the Alcan Packaging Food Americas acquisition, which included the issuance of 8.175 million shares and $800 million of public debt.  The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares until the acquisition was completed on March 1, 2010.

(5) Fees incurred to secure an $800 million bridge financing commitment for the Alcan Packaging Food Americas acquisition.  The bridge financing commitment was terminated upon the issuance of the $800 million of public debt discussed in Note 4 above.